UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

Harpoon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38800	47-3458693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd, Suite 300
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

(650) 443-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HARP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2020, Luke Evnin, Ph.D. and Patrick Baeuerle, Ph.D. each resigned as members of the board of directors (the “Board”) of Harpoon Therapeutics, Inc., a Delaware corporation (the “Company”), effective immediately. Neither Dr. Evnin’s nor Dr. Baeuerle’s resignation was the result of any disagreement between either director and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices. Dr. Baeuerle will continue as a consultant with the Company under his existing consulting agreement.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board on July 1, 2020 appointed Joanne Viney, Ph.D., age 54, to the Board to serve as a Class I director until the Company’s 2023 annual meeting of stockholders, or until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. Dr. Viney was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person, and will not initially serve on any committees of the Board.

Since April 2017, Dr. Viney has served as the Co-Founder and Chief Scientific Officer of Pandion Therapeutics, Inc., a biotechnology company, and as President since July 2019. From November 2015 to November 2016, Dr. Viney served as Senior Vice President, Drug Discovery at Biogen Inc. (Nasdaq: BIIB), after serving as Vice President, Immunology Research from July 2011 to October 2015. From September 2003 to April 2011, Dr. Viney served as Executive Director of Inflammation Research at Amgen, Inc. (Nasdaq: AMGN), after serving as its Director of Inflammation Research from July 2002 to August 2003. Dr. Viney serves on the boards of director of private biotechnology companies Finch Therapeutics and Quench Bio. Dr. Viney holds a Ph.D. in immunology from the University of London, St. Bartholomew’s Hospital Medical School and a BSc from the University of East London.

The Board has determined that Dr. Viney qualifies as an independent director under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Ms. Viney that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to and subject to the terms of the Company’s current non-employee director compensation policy, a copy of which is incorporated by reference as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (the “Form 10-K”), Ms. Viney will receive an annual cash retainer of $35,000 (pro-rated for 2020). In addition, pursuant to the automatic grant program of the Company’s 2019 Equity Incentive Plan, on July 1, 2020 Ms. Viney was granted an initial stock option to purchase 20,335 shares of the Company’s common stock at an exercise price of $17.49, the closing price of the Company’s common stock on the Nasdaq Stock Market on July 1, 2020. The stock option will vest in a series of three equal annual installments measured from the date of grant, subject to continued service through each vesting date, and a term of 10 years, subject to earlier termination upon cessation of continuous service.

In connection with her appointment to the Board, the Company will enter into its standard indemnification agreement with Ms. Viney, the form of which is incorporated by reference as Exhibit 10.1 to the Company’s Form 10-K. Under the circumstances and to the extent provided for therein, the Company will indemnify Ms. Viney to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by her as a result of her being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that she is or was a director of the Company, or a director, officer, employee, agent or fiduciary of any other entity at the request of the Company.

In accordance with the Company’s bylaws, the Board reduced the size of the Board to eliminate the remaining vacancy created by the resignations discussed above, such that, effective July 1, 2020, the Board is comprised of nine (9) members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARPOON THERAPEUTICS, INC.

By:	/s/ Gerald McMahon, Ph.D.
Gerald McMahon, Ph.D.
President and Chief Executive Officer

Dated: July 2, 2020